Exhibit 99.4

Tops Holding LLC

Tops Markets, LLC

Tops Markets II Corporation

Tops Holding II Corporation

EXCHANGE OFFERS IN RESPECT OF

all outstanding unregistered 8.875% Senior Secured Notes due 2017

($460,000,000 aggregate principal amount) that are fully and unconditionally guaranteed as to payment of principal and interest by the guarantors

for

8.875% Senior Secured Notes due 2017

that have been registered under the Securities Act of 1933, as amended

(the “Securities Act”) and are fully and unconditionally guaranteed as to payment of principal and interest by the guarantors

and

all outstanding unregistered 8.750% / 9.500% Senior Notes due 2018

($150,000,000 aggregate principal amount)

for

8.750% / 9.500% Senior Notes due 2018

that have been registered under the Securities Act

To Registered Holders:

We are enclosing herewith the material listed below relating to the offers (the “Exchange Offers”) by Tops Holding LLC, Tops Markets, LLC, Tops Markets II Corporation and Tops Holding II Corporation (collectively, the “Issuers”) to exchange (1) $460,000,000 aggregate principal amount of unregistered 8.875% Senior Secured Notes due 2017 for 8.875% Senior Secured Notes due 2017 that have been registered under the Securities Act and (2) $150,000,000 aggregate principal amount of unregistered 8.750% / 9.500% Senior Notes due 2018 for 8.750% / 9.500% Senior Notes due 2018 that have been registered under the Securities Act and are subject to the conditions set forth in the Prospectus dated [—], 2013 (the “Prospectus”) and the related Letter of Transmittal.

Enclosed herewith are copies of the following documents:

1. Prospectus dated [—], 2013;

2. Letter of Transmittal, including Guidelines for Certification of Taxpayer Identification;

3. Instruction to Registered Holder from Beneficial Owner;

4. Letter to Clients which may be sent to your clients for whose account you hold unregistered securities in your name or in the name of your nominee, which shall accompany the Instruction to Registered Holder from Beneficial Owner for obtaining such client’s instruction with regard to the Exchange Offers; and

5. Notice of Guaranteed Delivery.

We urge you to contact your clients promptly. Please note that the Exchange Offers will expire at 5:00 p.m., New York City time, on December 31, 2012, unless the exchange offers are extended by the Issuers in their sole discretion.

The Exchange Offers are not conditioned upon any minimum number of unregistered securities being tendered.

Pursuant to the Letter of Transmittal, each holder of unregistered securities (a “Holder”) will represent to the Issuers that:

•

the exchange securities acquired pursuant to the Exchange Offers are being acquired in the ordinary course of business of the person receiving the exchange securities, whether or not the person is the Holder;

•

neither the Holder nor any other recipient of the exchange securities (if different than the Holder) is engaged in, intends to engage in, or has any arrangement or understanding with any person to participate in, the distribution of the unregistered securities or exchange securities;

•

neither the Holder nor any other recipient is an “affiliate” of the Issuers as defined in Rule 405 promulgated under the Securities Act or, if the Holder or such recipient is an affiliate, that the Holder or such recipient will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•

if the signatory is a broker-dealer, it has not entered into any arrangement or understanding with the Issuers or any “affiliate” of Issuers as defined in Rule 405 promulgated under the Securities Act to distribute the exchange securities;

•

if the signatory is a broker-dealer, the signatory further represents and warrants that if it will receive exchange securities for its own account in exchange for unregistered securities that were acquired as a result of market-making activities or other trading activities, the signatory will deliver a prospectus meeting the requirements of the Securities Act (for which purposes, the delivery of the Prospectus, as the same may be hereafter supplemented or amended, shall be sufficient) in connection with any resale of exchange securities received in the Exchange Offers; and

•	the Holder is not acting on behalf of any person or entity that could not truthfully make these representations.

By acknowledging that you will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange securities, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

The enclosed Instruction to Registered Holders from Beneficial Owner contains an authorization by the beneficial owners of the unregistered securities for you to make the foregoing representations.

The Issuers will not pay any fee or commission to any broker or dealer or to any other person other than the exchange agent for the Exchange Offers. The Issuers will pay all transfer taxes, if any, applicable to the exchange of unregistered securities pursuant to the Exchange Offers, except as otherwise provided in the Prospectus under the caption “The Exchange Offer—Fees and Expenses.”

Any inquiries you may have with respect to the Exchange Offers may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent, U.S. Bank National Association, in the manner set forth below.

By Facsimile: (651) 466-7372	By Registered or Certified Mail: U.S. Bank National Association West Side Flats Operations Center 60 Livingston Avenue Mail Station—EP-MN-WS2N St. Paul, Minnesota 55107-2292	By Hand/Overnight Delivery: U.S. Bank National Association 111 Fillmore Avenue St. Paul, MN 55107-1402

Confirm by Telephone: (651) 466-6777	Attn: Specialized Finance	Attn: Specialized Finance

Very truly yours,

TOPS HOLDING LLC, TOPS MARKETS, LLC, TOPS

MARKETS II CORPORATION AND TOPS HOLDING II

CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE ISSUERS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF THE ISSUERS OR THE EXCHANGE AGENT IN CONNECTION WITH THE EXCHANGE OFFERS OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN.